American Uranium Corporation OTC Bulletin Board: ACUC

Nov 10, 2009 16:07 ET

American Uranium Corporation Voluntarily Files Form 15 to Suspend SEC Reporting Obligations Will continue to be Quoted on Pink Sheets

VANCOUVER, BRITISH COLUMBIA--(Nov. 10, 2009) - American Uranium Corporation (the "Company") (OTCBB:ACUC) today announced its Board of Directors unanimously approved the voluntary suspension of its duty to file SEC reports and the voluntary deregistration of its common stock. These actions will result in the Company no longer being a reporting issuer to the SEC and the Company's common shares no longer being quoted on the Over the Counter Bulletin Board. In accordance with the resolutions adopted by its Board of Directors, the Company will file a Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934 on Form 15 with the Securities and Exchange Commission (SEC). The Company is eligible to suspend its reporting obligations and deregister its common stock because there are less than 300 holders of record of the Company's common stock.

Upon the filing of Form 15, the Company's obligation to file periodic and current reports with the SEC, including Forms 10-K, 10-Q, and 8K, will be immediately suspended. The Company expects that the deregistration of its common stock will become effective 90 days after the date of filing of Form 15 with the SEC. On or after the 90 day period, the Company's common shares will no longer be quoted on the Over the Counter Bulletin Board but they will continue to be quoted on the Pink Sheets under the symbol ACUC.

In reaching its decision, the Company's Board of Directors consulted with external advisors and evaluated the advantages and disadvantages of continuing to operate as a reporting company in light of such factors as the costs and expenses of compliance with the SEC reporting requirements. These requirements include the Sarbanes-Oxley Act of 2002, the ongoing burden associated with the preparation and filing of annual, quarterly and current reports with the SEC and the substantial diversion of management's time and efforts from the tasks required to develop the Company's business and shareholder value. The Board of Directors also considered the current decline in the economy and the impact it has had on the public markets.

In reaching its decision, the Board of Directors also considered that as of the end of 2009, if the Company were to remain as a reporting issuer, its auditors would be required to attest to management's assessment of the Company's internal control over financial reporting. In 2009, the Company's audit fees were $40,000. Management expects that the new requirement for the auditor's attestation report would add approximately $20,000 to $35,000 per year to the Company's audit fee expenses. Furthermore, management expects that satisfying this requirement would require a considerable increase in the workload placed on the Company's directors, officers and consultants.

Robert A. Rich, the Company's President and CEO, said, "The current market conditions, auditing, legal and other expenses required to comply with the SEC reporting requirements make it untenable for us to continue to be a reporting company at this time. We intend to continue to share quarterly, annual and other Company information with our shareholders."

AMERICAN URANIUM CORPORATION is a U.S. exploration-stage mineral company.

Legal notice regarding Forward Looking Statements

This release contains "forward looking statements." Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and are "forward looking statements". Forward looking statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Forward looking statements may be identified through the use of words such as "expects", "intends", "anticipates", "estimates", "believes", or statements indicating that certain actions "may", "could", or "might" occur. Forward statements in this Press Release include that (a) on or after the 90 day period, the Company's common shares will no longer be quoted on the Over the Counter Bulletin Board, (b) our common shares will continue to be quoted on the Pink Sheets, (c) we will file a Certification and Notice of Termination of Registration on Form 15 with the SEC to effect this termination, (d) the deregistration of our common stock will become effective 90 days after the date of filing of Form 15, (e) we intend to continue to share quarterly, annual and other Company information with our shareholders, (f) if the Company were to remain as a reporting issuer, its auditors would be required to attest to our management's assessment of the Company's internal control over financial reporting and (g) the new requirement for the auditor's attestation report would add approximately $20,000 to $35,000 per annum to the Company's audit fee expenses.

More information about potential risk factors that could affect our business is included in our Form 10-Q for the period ended August 31, 2009 and our Form 10-K for the year ended February 28, 2008, which are on file with the SEC at www.sec.gov. We undertake no obligation and do not intend to update these forward looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward looking statements. All forward looking statements are qualified in their entirety by this cautionary statement.

Neither the SEC nor the Over the Counter Bulletin Board have reviewed the adequacy or accuracy of this press release.

For more information, please contact

American Uranium Corporation

Robert A. Rich

President and Chief Executive Officer

(303) 634-2265

www.americanuranium.com